Exhibit 4.1

THIS NOTE (THIS “NOTE”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

WALGREENS BOOTS ALLIANCE, INC.

8.125% Note due 2029

No. [•]
CUSIP No. 931427 AW8	[Initial][1] Principal Amount: $[•]
ISIN No. US 931427AW86

Walgreens Boots Alliance, Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any Person that succeeds thereto, and is substituted therefor, under the terms of the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum [of [•] ($[•])]2 [set forth on the Schedule of Increases or Decreases in Global Security attached hereto (as the same may be revised from time to time)]3 on August 15, 2029 and to pay interest thereon from August 12, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on February 15 and August 15 of each year (each an “Interest Payment Date”), beginning on February 15, 2025 until the principal hereof is paid or duly made available for payment.

[1]	Insert in the case of a Global Security.
[2]	Insert in the case of a definitive Security.
[3]	Insert in the case of a Global Security.

Any interest which shall be payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day (as defined below)), as the case may be, preceding such Interest Payment Date. The Company will calculate the amount of interest payable on the Notes on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date or any date of Maturity is not a Business Day, then the interest, premium, if any, or principal on the Notes due on such date will be paid on the next succeeding Business Day and no further interest will be paid in respect of the delay in such payment.

Any such interest which shall be payable, but shall not be punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid by the Company to the Person in whose name this Note (or one or more Predecessor Securities) shall be registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed by the Company in the manner provided in said Indenture, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office (as defined below) is located are authorized or obligated by law, regulation or executive order to close.

“Corporate Trust Office” means the principal office of the Trustee from which at any particular time, the Trustee administers the Indenture, which office is presently located at 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: CCT Administrator for Walgreens Boots Alliance, Inc., except that, with respect to the presentation of Notes for payment or for registration of transfer or exchange and the location of the Security Registrar for the Notes, such term means the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted.

The Notes will cease to bear interest upon Maturity unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case the Notes will continue to bear interest (before as well as after judgment) until the day on which all sums due in respect of such Notes up to that day are received by or on behalf of the relevant Holder of such Notes.

The principal of, premium, if any, and interest on the Notes shall be payable and the Notes may be surrendered or presented for payment and the Notes may be surrendered for registration of transfer or exchange at the Office or Agency of the Company maintained for such purposes in Minneapolis, Minnesota from time to time, and the Company hereby initially appoints the office of the Trustee at Computershare Trust Company, N.A., 1505 Energy Park Drive, St. Paul, MN 55108, Attn: CCT Administrator for Walgreens Boots Alliance, as its Office or Agency in Minneapolis, Minnesota for the foregoing purposes; provided, however, that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as such addresses shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States, provided such transfer is in excess of $1,000,000; and provided, further, that (subject to Section 10.2 of the Indenture) the Company may at any time remove the Trustee as its Office or Agency in Minneapolis, Minnesota designated for the foregoing purposes and may from time to time designate one or more other offices or agencies for the foregoing purposes and may from time to time rescind such designations. Notices and demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of December 17, 2015 (as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof and, with respect to any Security, including the Notes, by the terms and provisions of such Security established pursuant to Section 3.1 thereof (as such terms and provisions may be amended pursuant to the applicable provisions thereof), the “Indenture”) between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture, all indentures supplemental thereto and the Officers’ Certificate dated August 12, 2024 establishing the terms of the Notes (the “Officers’ Certificate”) reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, limited (subject to exceptions provided in the Indenture) to the aggregate principal amount specified in the Officers’ Certificate.

The Notes will be redeemable on or after August 15, 2026 at the Company’s option, in whole at any time or in part from time to time, in cash at the following Redemption Prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Period	Redemption Price
2026	104.063%
2027	102.031%
2028 and thereafter	100.000%

In addition, the Notes will be redeemable prior to August 15, 2026 at the Company’s option, in whole at any time or in part from time to time, in cash at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium, plus accrued and unpaid interest on the principal amount of the Notes to, but excluding, the applicable Redemption Date (subject to the right of Holders of record of the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

Notwithstanding the foregoing, at any time and from time to time on or prior to August 15, 2026, the Company may redeem at its option in the aggregate up to 40% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings (1) by the Company or (2) by any direct or indirect parent of the Company to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase capital stock (other than disqualified stock) of the Company, in cash at a Redemption Price (expressed as a percentage of principal amount thereof) of 108.125% plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 50% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 180 days after the date on which any such equity offering is consummated.

“Applicable Premium” means, with respect to any Notes, on any applicable Redemption Date, as determined by the Company, the greater of

(1) 1% of the then outstanding principal amount of such Notes; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the Redemption Price of such Notes at August 15, 2026 (such Redemption Price being set forth in the applicable table appearing above in Section 3(h)), plus (ii) all required interest payments due on such Notes through August 15, 2026 (excluding accrued but unpaid interest), discounted to the Redemption Date and computed using a discount rate equal to the Treasury Rate as of such Redemption Date, plus 50 basis points; over

(b) the then outstanding principal amount of the Notes.

“Treasury Rate” means, with respect to the Notes, as of the applicable Redemption Date, as determined by the Company, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2026; provided, however, that if the period from such Redemption Date to August 15, 2026, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Notice of any redemption will be mailed by first class mail, or delivered electronically if the Notes are held by DTC in accordance with DTC’s customary procedures, at least 10 days but not more than 60 days before the Redemption Date to the Trustee, the Paying Agent and each registered Holder of the Notes to be redeemed.

Unless the Company defaults in payment of the Redemption Price and accrued and unpaid interest thereon, on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate, in accordance with applicable DTC procedures.

To the extent the foregoing optional redemption provisions conflict with Article 11 of the Indenture, the terms set forth herein shall control.

Notwithstanding the foregoing, the Company may at any time repurchase Notes in the open market and may hold or surrender such Notes to the Trustee for cancellation.

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has defeased the Notes as described in the Indenture or has exercised its option to redeem the Notes as described above, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in such Notes. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the principal amount of Notes to be repurchased, plus accrued and unpaid interest, if any, on the Notes to be repurchased to, but excluding, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the Trustee and the Paying Agent and mailed, or delivered electronically if the Notes are held by DTC in accordance with DTC’s customary procedures, to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered electronically) (a “Change of Control Payment Date”). The notice will, if mailed (or delivered electronically) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date. In addition, if such Change of Control Offer is subject to satisfaction of such condition that the Change of Control Triggering Event occur on or prior to the applicable Change of Control Payment Date, such notice shall state that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the date the notice of the Change of Control Offer was delivered) as such condition shall be satisfied or waived, or such Change of Control Offer may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the Company’s good faith judgment such condition will not be satisfied.

On each Change of Control Payment Date, the Company will, to the extent lawful: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; (ii) deposit by 11:00 a.m., New York City time, with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company will not be required to make a Change of Control Offer with respect to the Notes upon the occurrence of a Change of Control Triggering Event with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will be required to comply with such securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

Neither the Trustee (in any of its capacities) nor any Paying Agent shall be responsible for monitoring, or confirming, the Company’s rating status, making any request upon any Rating Agency, or monitoring, confirming or determining whether any Rating Event, Change of Control or Change of Control Triggering Event has occurred and whether any payment with respect to the Notes is required.

For purposes of the Change of Control Offer provisions of this Note, the following terms will be applicable:

“Board of Directors” means the board of directors of the Company or any authorized committee thereof.

“Change of Control” means the occurrence of: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company’s outstanding Voting Stock (as defined below) or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (1) the Company becomes a direct or indirect wholly owned subsidiary of another corporate entity and (2)(A) the direct or indirect holders of the Voting Stock of such entity immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a corporate entity satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such corporate entity. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB-(or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the two Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the two Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Notes will not have the benefit of any sinking fund. The Notes will not be convertible or exchangeable.

Sections 4.2(2) and 4.2(3), of the Indenture shall apply to the Notes; provided, that (i) upon the Company’s exercise of the option to have Section 4.2(3) apply with respect to the Notes, the Company shall also be released from its obligations under the Change of Control Offer provisions of the Notes on and after the date the conditions set forth in clause (4) of Section 4.2 of the Indenture are satisfied and (ii) upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the Redemption Date were the date of such notice of redemption), with any deficit as of the Redemption Date only required to be deposited with the Trustee on or prior to the Redemption Date.

If an Event of Default with respect to Notes of this series at the time Outstanding occurs and is continuing, the principal amount of all the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected thereby and (ii) any past default under the Indenture with respect to Outstanding Securities of any series and its consequences may be waived by the Holders of not less than a majority in principal amount of the Outstanding Securities of any series on behalf of the Holders of all Securities of such series. Any request, demand, authorization, direction, notice, consent, waiver or other Act by the Holder of this Note shall bind every future Holder of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof in respect of anything done or suffered to be done by the Trustee, any Security Registrar, any Paying Agent or the Company in reliance thereon, whether or not notation of such Act is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall, without the consent of the Holder of this Note, impair the right of such Holder, which is absolute and unconditional, to receive payment of the principal of, any premium and, subject to certain qualifications in the Indenture, interest on this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.

As provided in the Indenture and subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Notes and of transfers of the Notes in the Security Register for the Notes. This Note when presented or surrendered for registration of transfer or for exchange or redemption shall (if so required by the Company or the Security Registrar for this Note) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for this Note duly executed by the Holder thereof or his attorney duly authorized in writing.

The Notes are issuable only in registered form without Coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to certain limitations set forth in the Indenture and in this Note, the Notes may be exchanged for other Notes of this series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, upon surrender of the Notes to be exchanged.

No service charge by the Company shall be made for any registration of transfer or exchange, or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the Trustee and Security Registrar) that may be imposed in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes whatsoever, whether or not any payment with respect to this Note shall be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are not defined herein shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee or by the Authenticating Agent by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [•]

WALGREENS BOOTS ALLIANCE, INC.

By:
Name:
Title:

By:
Name:
Title:

Attest:
Name:
Title:

[Signature Page to the Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: [•]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM –	as tenants in common	UNIF GIFT MIN ACT –	. . .Custodian (Cust) (Minor) Under Uniform Gifts to Minor Act
TEN ENT –	as tenants by the entireties
JT TEN –	as joint tenants with right of survivorship and not as tenants in common		(State)

Additional abbreviations may also be used though not in the above list.

______________________

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)

the within Note of WALGREENS BOOTS ALLIANCE, INC. and does hereby irrevocably constitute and appoint _____________________________________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:__________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this global Security is $[•]

The following increases or decreases in this global Security have been made:

Date	Amount of decrease in Principal Amount of this global Security	Amount of increase in Principal Amount of this global Security	Principal Amount of this global Security following such decrease or increase	Signature of authorized signatory of Trustee